Exhibit 10.17

May 18, 2009

Dr. Davide Molho

Via De Amicis, 37

20123 Milano

Italy

Dear Davide:

Pursuant to our conversation, we are pleased to offer you the opportunity to continue with the Charles River Laboratories organization in the position of Corporate Senior Vice President, North American and European Research Models & Services, beginning on a mutually agreeable date which is expected to be on or about July 1, 2009.  In this role, you will report directly to Real H. Renaud, Corporate Executive Vice President, Global Research Models & Services, and will be based in Massachusetts.

This Salary Grade 96 position offers a base salary of $15,385 bi-weekly (which annualized is $400,000).  Future salary increases will accrue to you, dependent upon your performance, beginning on January 1, 2010, and will be consistent with the parameters of Charles River’s salary administration program at that time.

Your Salary Grade 96 position also entitles you to participate in Charles River’s Executive Incentive Compensation Program (“EICP”) with specific performance objectives established annually.  Your targeted bonus under this Program will equate to 50% of your base salary, with an opportunity to earn up to 250% of your target bonus, subject to the terms and conditions of the EICP Program.  You will be fully eligible to participate in this program in FY2009 at the 50% target level.

You will continue to be eligible to receive an annual stock option grant when Charles River’s Board of Directors authorizes such grants to other members of senior management, consistent with an Executive Vice President salary grade.

It is expected that you will relocate to the Wilmington, Massachusetts area in mid-2009.  To assist in your relocation to Massachusetts, we will reimburse you for all reasonable expenses.  This will include household moving expenses, any required short-term storage costs, interim housing costs, transaction costs associated with the purchase of a new home in the Wilmington, Massachusetts area within 18-months of your transfer (exclusive of broker’s fees and points), as well as reasonable home start-up expenses such as appliances, etc.

Charles River Corporate Human Resources is available to offer relocation assistance and we ask that you coordinate all relocation matters through Human Resources.

During the first four years following your relocation, Charles River will reimburse you for two trips per calendar year for you and your family to return to Europe (reasonable airfare and lodging expenses).

In addition, during the first two years following your relocation, Charles River will offset any daycare or private school tuition costs for your children up to an aggregate maximum of $75,000 per year (no gross-up).  Also during the first two years following your relocation, Charles River will reimburse you for reasonable costs associated with any English lessons required by your children.

Under the Charles River Automobile Policy for Officers, you will be entitled to a company-leased vehicle, with the company funding up to $65,000 of the lease cost over the three-year lease period.  In addition to the lease of the automobile, Charles River will pay for registration, insurance, inspections, maintenance, fuel, and other operating costs.

Charles River also offers a very competitive benefits program, which significantly adds to your overall direct salary compensation.  Our benefit program includes the following: medical insurance, dental insurance, life insurance, long-term and short-term disability coverage, and Savings Plan (401(k)).  You will also be entitled to four (4) weeks vacation each calendar year, and will be afforded additional flexibility regarding your vacation to use if needed, as detailed in a Side Letter provided in conjunction with this letter.

During the duration of this assignment in the United States, Charles River will reimburse you for tax planning and tax preparation services to ensure compliance with all applicable U.S. and European income tax laws.

This offer is contingent upon your execution of a standard form of Non-Competition Agreement.  In connection with your execution of the Non-Competition Agreement, you and Charles River will also enter into a Change-In-Control Agreement, which will afford you certain protections in connection with a change in ownership of Charles River.

This letter, the Side Letter, the Non-Competition Agreement, and the Change-In-Control Agreement together govern the terms of your employment with Charles River.  However, none of these agreements is an employment contract and you remain at all times an employee at will.

If you are in agreement with the terms of employment set forth in this letter, please execute one copy and return both fully executed originals for our records.  The second copies are for your personal files.

We look forward to a favorable response as soon as possible.  I am confident that under your leadership, Charles River’s North American & European Research Models & Services businesses will achieve unprecedented levels of success.

Best regards,

/s/ James C. Foster

James C. Foster

Chairman, President & CEO

Enclosures

AGREED TO AND ACCEPTED

/s/ Davide Molho
Dr. Davide Molho

Date:	May 22nd 2009

May 18, 2009

Dr. Davide Molho

Via De Amicis, 37

20123 Milano

Italy

Dear Davide:

In connection with you accepting Charles River’s offer of employment to assume the role of Corporate Senior Vice President, North American and European Research Models & Services, and to relocate to the Wilmington, Massachusetts area, you have asked that Charles River clarify certain points relating to the terms of your employment.  Specifically, I would like to clarify the following points:

First, notwithstanding your four (4) weeks of vacation eligibility, if the need should arise at any time during your first three (3) full calendar years of employment, you will be permitted to take up to twenty-nine (29) days of vacation per year (nine (9) days more than your standard eligibility).

Second, if (i) your employment should be terminated by Charles River for any reason other than for cause; (ii) Charles River should choose to relocate you back to Europe in connection with a new assignment; or (iii) you should request to be relocated back to Europe for personal reasons and Charles River reasonably agrees to this request, then Charles River would pay relocation costs for you and your family under the then-current terms of the Charles River relocation package for its senior-level officers.

I hope that this letter provides the clarification you requested on these points and, again, look forward to your positive reply.

Best regards,

/s/ James C. Foster

James C. Foster

Chairman, President & CEO

AGREED TO AND ACCEPTED

/s/ Davide Molho
Dr. Davide Molho

Date:	May 22nd 2009